Exhibit 99.1

Greatbatch Appoints New CFO and CTO to Advance Medical Device and Systems Strategy

CLARENCE, N.Y.--(BUSINESS WIRE)--March 8, 2012--Greatbatch, Inc. (NYSE: GB) - In support of further advancing its medical device and systems strategy, Greatbatch, Inc. today announced the appointment of Michael Dinkins as senior vice president and chief financial officer (CFO) and Daniel R. Kaiser, Ph.D., as vice president and chief technology officer (CTO).

CFO and Related Appointments

Mr. Dinkins has compiled nearly two decades of senior leadership roles with publicly-traded organizations. He was most recently the executive vice president and CFO for USI Holdings Corporation, the insurance and risk management intermediary. He previously served as the executive vice president and CFO of Hilb Rogal & Hobbs Co. and as vice president, Global Control & Reengineering for Guidant Corporation. He was elected to the Greatbatch Board of Directors in 2008, and will resign the seat when he assumes the CFO position.

“Taking into account our strong business performance coupled with even greater opportunity on the horizon, it’s the ideal time to further strengthen our talented financial leadership group,” said Greatbatch President and Chief Executive Officer, Thomas J. Hook. “Mike has provided consistent leadership and guidance as a member of our Board. We will now be able to more fully leverage his broad management skills and significant financial experience as an Executive Leadership Team member.”

Tom Mazza, who has served as the company’s chief financial officer since 2005, will transition to a role as vice president and corporate controller, and principal accounting officer. “We couldn’t have grown the company to its present state without the leadership of Tom, who will continue to be a key member of our leadership team,” Hook added. “In his new role, Tom will lend his insights, financial expertise and industry knowledge to support our long term corporate strategies.”

“Considering that the company is coming off a very good year with strong results and positive momentum, it’s an opportune time to bolster our team,” said Mr. Mazza. “We’re so fortunate to be joined by an executive of Mike’s caliber, and I look forward to working closely with him through the transition and in my new role.”

Marco Benedetti, currently corporate controller and principal accounting officer, will transition to the role of vice president responsible for financial planning & analysis and investor relations functions for the company.

CTO Appointment

Dr. Kaiser will immediately assume the company’s newly-created CTO position, where he will serve as the leader of QiG Group – Greatbatch’s research and development subsidiary – and also provide strategic guidance and technical leadership to the Greatbatch Medical and Electrochem businesses.

Since joining Greatbatch in 2008, Dr. Kaiser has taken on increasing responsibility in a number of key leadership roles in product planning, marketing, and development. His most recent role included leading the product development, design assurance, and regulatory affairs for QiG Group’s Cardiovascular Portfolio. Prior to joining Greatbatch, he held positions of progressive responsibility within established medical device companies such as Medtronic, Inc. and Guidant Corporation, led the research efforts of a large Cardiology private practice at the St. Paul Heart Clinic, and fostered research and innovation at the academic level with over 23 publications as an adjunct assistant professor at the University of Minnesota. Dr. Kaiser, who received a Bachelors of Science in Electrical Engineering from the University of Wisconsin – Madison, and a MS and Ph.D. in Biophysical Sciences and Medical Physics from the University of Minnesota, is the inventor or co-inventor of 10 granted and pending patents.

“Dan has demonstrated exceptional performance in navigating our cardiovascular portfolio, including spearheading five product approvals. His leadership of QiG Group will be essential as we drive the commercialization phase of our medical device and systems strategy,” said Mr. Hook.

QiG Group was previously led by Mr. Hook, under whose leadership it has grown to more than 150 highly skilled research and development Associates.

About Greatbatch

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. Greatbatch Medical develops and manufactures critical medical device technologies for the cardiac, neurology, vascular and orthopaedic markets. Electrochem designs and manufactures battery and wireless sensing technologies for high-end niche applications in the energy, military, portable medical, and other markets. The QiG Group empowers the design and development of new medical devices for our core markets. Additional information about the Company is available at www.greatbatch.com.

CONTACT:
Greatbatch, Inc.
Investor Relations:
Marco Benedetti, 716-759-5856
mbenedetti@greatbatch.com
or
Media:
Christopher Knospe, 716-759-5727
cknospe@greatbatch.com